UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________________
FORM 8-K
______________________________________________
Current Report
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported):
July 15, 2024
______________________________________________
MATTEL, INC.
(Exact name of registrant as specified in its charter)
 ______________________________________________

Delaware	001-05647	95-1567322
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
333 Continental Boulevard
El Segundo, California 90245-5012
(Address of principal executive offices)
Registrant's telephone number, including area code
(310) 252-2000
N/A
(Former name or former address, if changed since last report)
  ______________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 per share	MAT	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of
1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange
Act.    ☐
Section 1 – Registrant’s Business and Operations
Item 1.01. Entry into a Material Definitive Agreement
New Revolving Credit Facility
On July 15, 2024, Mattel, Inc. (the “Company”) entered into a revolving credit agreement (the “Credit Agreement”) among the
Company, as the borrower (in such capacity, the “Borrower”), Bank of America, N.A., as administrative agent, and the other lenders and financial institutions party thereto, providing for $1,400,000,000 in aggregate principal amount of senior unsecured revolving credit facilities (the “new revolving credit facility”). The new revolving credit facility matures on July 15, 2029.
Interest and Fees
Borrowings under the new revolving credit facility will bear interest at a floating rate, which for U.S. Dollar-denominated loans can be, at the Borrower’s option, either (a) Term SOFR (as defined in the Credit Agreement), plus an applicable margin ranging from 0.875% to 1.375% per annum, or (b) Base Rate (as defined in the Credit Agreement), plus an applicable margin ranging from 0.000% to 0.375% per annum, in each case, such applicable margins to be determined based on the Borrower’s debt rating.
In addition to paying interest on the outstanding principal under the new revolving credit facility, the Borrower will be required to pay (i) an unused line fee per annum of the average daily unused portion of the new revolving credit facility, (ii) a letter of credit fronting fee based on a percentage of the aggregate face amount of outstanding letters of credit, and (iii) certain other customary fees and expenses of the lenders and agents.
Prepayments
The Borrower may voluntarily repay outstanding loans under the new revolving credit facility at any time, without premium or penalty.
Restrictive Covenants and Other Matters
The Credit Agreement contains customary covenants, including, but not limited to, (a) restrictions on the Borrower’s and its subsidiaries’ ability to merge and consolidate with other companies, dispose of all or substantially all assets, incur indebtedness, or grant liens or other security interests on assets, in each case, subject to certain customary exceptions and (b) the requirement that the obligations of the Borrower under the new revolving credit facility be guaranteed by any existing or future direct or indirect domestic subsidiary of the Borrower that guarantees other indebtedness of the Borrower in an aggregate principal or committed amount in excess of $50,000,000, subject to certain customary exceptions. As of the closing date, no subsidiaries of the Borrower were required to guarantee the new revolving credit facility.
The Credit Agreement requires the maintenance of (a) an interest coverage ratio of not less than 2.75 to 1.00 as of the end of each fiscal quarter and (b) a total leverage ratio as of the end of each fiscal quarter, not to exceed (x) 3.75 to 1.00 with respect to fiscal quarters ending on March 31, June 30 and December 31 of each year, and (y) 4.00 to 1.00 with respect to fiscal quarters ending on September 30 of each year. The total leverage ratio financial covenant is subject to a step-up to 4.25 to 1.00, with respect to fiscal quarters in which certain material acquisitions are consummated, and for a period of four fiscal quarters thereafter, and subject to certain customary exceptions.
The lenders party to the Credit Agreement and their respective affiliates have various banking arrangements with the Company in the ordinary course of business, for which they receive customary fees and expenses.
The foregoing summary of the Credit Agreement is qualified in its entirety by reference to the actual text of the Credit
Agreement, a copy of which is filed herewith as Exhibit 10.1.
Item 1.02. Termination of a Material Definitive Agreement.
On July 15, 2024, in connection with the entry into the Credit Agreement, the Company terminated the commitments and satisfied all outstanding obligations under that certain Revolving Credit Agreement, dated as of September 15, 2022 (as amended to date), by and among the Company, as the borrower, Bank of America, N.A., as administrative agent, and the other lenders and financial institutions party thereto.
Section 2 – Financial Information
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.
Section 9 – Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits:

Exhibit No.	Exhibit Description
10.1
Revolving Credit Agreement, dated as of July 15, 2024, among the Company, as the borrower, Bank of
America, N.A., as administrative agent, and the other lenders and financial institutions party thereto

104	Cover Page Interactive Data File (embedded within the Inline XBRL Document)
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATTEL, INC. Registrant

By:	/s/ Jonathan Anschell
	Name:	Jonathan Anschell
	Title:	Executive Vice President, Chief Legal Officer, and Secretary
Dated: July 16, 2024